                                                                     Exhibit 8.2

                                                                               .
                                                                               .
                                                                               .

                    APT SATELLITE TELECOMMUNICATIONS LIMITED

INDEX TO FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm.........................                2

Balance Sheets as of December 31, 2003 and 2004.................................            3 & 4

Statements of Operations for the years ended
  December 31, 2002, 2003 and 2004..............................................                5

Statements of Changes in Shareholders' Equity
  for the years ended December 31, 2002, 2003 and 2004..........................                6

Statements of Cash Flows for the years ended
  December 31, 2002, 2003 and 2004..............................................                7

Notes to Financial Statements...................................................           8 - 24

                    APT SATELLITE TELECOMMUNICATIONS LIMITED

[KPMG LOGO]

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and
Shareholders of
APT Satellite Telecommunications Limited:

We have audited the accompanying balance sheet of APT Satellite Telecommunications Limited (the "Company") as of December 31, 2003 and the related statements of operations, changes in shareholders' equity and cash flows for the year ended December 31, 2003, all expressed in Hong Kong dollars. The financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements based on our audit.

We conducted our audit in accordance with the Standards of the Public Company Accounting Oversight Board (United States) and auditing standards generally accepted in Hong Kong. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2003, and the results of its operations and its cash flow for the year ended December 31, 2003 in conformity with accounting principles generally accepted in Hong Kong.

Accounting principles generally accepted in Hong Kong vary in certain significant respects from accounting principles generally accepted in the United States of America. Information relating to the nature and effect of such differences is presented in Note 12 to the financial statements.

The accompanying financial statements as of and for the year ended December 31, 2003 have been translated into United States dollars solely for the convenience of the reader. We have audited the translation, and in our opinion, the financial statements expressed in Hong Kong dollars have been translated into United States dollars on the basis set forth in Note 2 to the financial statements.

KPMG
Hong Kong

April 13, 2004

                    APT SATELLITE TELECOMMUNICATIONS LIMITED

                                 BALANCE SHEETS
                        AS OF DECEMBER 31, 2003 AND 2004
                          (Amounts stated in thousands)

                                                                                       December 31,
                                                                            -----------------------------------
                                                                  Note       2003        2004          2004
                                                                            -------   -----------   -----------
                                                                              HK$         HK$           US$
                                                                                      (unaudited)   (unaudited)
                                ASSETS

CURRENT ASSETS
  Cash and cash equivalents....................................              13,563         438           56
  Pledged bank deposits .......................................      6(c)     1,426       1,429          183
  Trade receivables............................................               1,670          16            2
  Amounts due from related companies...........................                 947           -            -
  Deposits, prepayments and other receivables..................               1,621       1,707          219
                                                                            -------     -------       ------
    Total current assets......................................               19,227       3,590          460
                                                                            -------     -------       ------

  Investment property..........................................      4      154,000     150,000       19,231
                                                                            -------     -------       ------
    TOTAL ASSETS...............................................             173,227     153,590       19,691
                                                                            =======     =======       ======

See accompanying notes to the financial statements.

                    APT SATELLITE TELECOMMUNICATIONS LIMITED

                        AS OF DECEMBER 31, 2003 AND 2004
                          (Amounts stated in thousands)

                                                                                     December 31,
                                                                         ------------------------------------
                                                                  Note     2003        2004           2004
                                                                         --------   -----------   -----------
                                                                           HK$          HK$           US$
                                                                                    (unaudited)   (unaudited)
LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
  Trade and other payables ....................................     5      32,283      17,728         2,273
  Amounts due to related companies.............................             1,009       3,553           455
                                                                         --------    --------       -------
    Total current liabilities..................................            33,292      21,281         2,728
                                                                         --------    --------       -------

  Amount due to a related company .............................            13,500      10,800         1,385
  Amounts due to shareholders .................................           103,844     103,844        13,313
                                                                         --------    --------       -------
TOTAL LIABILITIES..............................................           150,636     135,925        17,426
                                                                         --------    --------       -------
Contingencies and commitments .................................     6

SHAREHOLDERS' EQUITY
  Capital stock - Common stock ................................     7     153,792     153,792        19,717
  Revaluation reserve..........................................            14,000      10,000         1,282
  Accumulated losses ..........................................          (145,201)   (146,127)      (18,734)
                                                                         --------    --------       -------
    Total shareholders' equity.................................            22,591      17,665         2,265
                                                                         --------    --------       -------
    TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY.................           173,227     153,590        19,691
                                                                         ========    ========       =======

See accompanying notes to the financial statements.

                    APT SATELLITE TELECOMMUNICATIONS LIMITED

                            STATEMENTS OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31, 2002, 2003 AND 2004
                          (Amounts stated in thousands)

                                                                          Years ended December 31,
                                                             --------------------------------------------------
                                                     Note       2002         2003        2004          2004
                                                             -----------   --------   -----------   -----------
                                                                 HK$          HK$         HK$           US$
                                                             (unaudited)              (unaudited)   (unaudited)
OPERATING REVENUES
Service income received from:
  Unaffiliated customers.........................               19,179       17,546      1,508          193
  Related parties................................      10       24,311        6,641          -            -
                                                               -------     --------     ------         ----
Total revenues...................................               43,490       24,187      1,508          193
                                                               -------     --------     ------         ----

COSTS AND EXPENSES
  Cost of service including depreciation
    and amortization of 2002: HK$4,109,
    2003: HK$2,852 and
    2004: HK$nil ................................              (50,079)     (32,493)    (1,546)        (198)
  Selling, general and administrative............              (12,511)     (22,418)      (907)        (116)
                                                               -------     --------     ------         ----
Total costs and expenses.........................              (62,590)     (54,911)    (2,453)        (314)
                                                               -------     --------     ------         ----
                                                               (19,100)     (30,724)      (945)        (121)
OTHER OPERATING REVENUES
  Interest income - net..........................                  539          130         16            2
  Other income...................................                  300        1,734          3            -
Impairment loss recognized in respect
  of property, plant and equipment,
  and other assets...............................                    -      (89,018)         -            -
                                                               -------     --------     ------         ----
Loss before income taxes ........................      11(c)   (18,261)    (117,878)      (926)        (119)
Provision for income taxes ......................       8            -            -          -            -
                                                               -------     --------     ------         ----
Net loss.........................................              (18,261)    (117,878)      (926)        (119)
                                                               =======     ========     ======         ====

See accompanying notes to the financial statements.

                    APT SATELLITE TELECOMMUNICATIONS LIMITED

                  STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 2002, 2003 AND 2004
                           (Amounts stated in thousands)

                                                       Capital    Revaluation   Accumulated
                                                        stock       reserve       losses       Total
                                                       -------    -----------   -----------   --------
                                                         HK$          HK$           HK$         HK$
Balance at December 31, 2001 (unaudited)...........     88,300           -         (9,062)      79,238
Net loss for the year (unaudited)..................          -           -        (18,261)     (18,261)
                                                       -------      ------       --------     --------
Balance at December 31, 2002 (unaudited)...........     88,300           -        (27,323)      60,977
Shares issued .....................................     65,492           -              -       65,492
Surplus on revaluation of investment property......          -      14,000              -       14,000
Net loss for the year..............................          -           -       (117,878)    (117,878)
                                                       -------      ------       --------     --------
Balance at December 31, 2003.......................    153,792      14,000       (145,201)      22,591
Deficit on revaluation of investment
   Property (unaudited)............................          -      (4,000)             -       (4,000)
Net loss for the year (unaudited)..................          -           -           (926)        (926)
                                                       -------      ------       --------     --------
At December 31, 2004 (unaudited)...................    153,792      10,000       (146,127)      17,665
                                                       =======      ======       ========     ========
At December 31, 2004 (unaudited) (in US$)..........     19,717       1,282        (18,734)       2,265
                                                       =======      ======       ========     ========

See accompanying notes to the financial statements.

                    APT SATELLITE TELECOMMUNICATIONS LIMITED

                            STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 2002, 2003 AND 2004
                          (Amounts stated in thousands)

                                                                                  Years ended December 31,
                                                                     --------------------------------------------------
                                                                         2002        2003        2004          2004
                                                                     -----------   --------   ----------    -----------
                                                                         HK$          HK$         HK$           US$
                                                                     (unaudited)              (unaudited)   (unaudited)
OPERATING ACTIVITIES
  Loss before income taxes .......................................     (18,261)    (117,878)       (926)       (119)
  Adjustments for:
  Depreciation and amortization...................................       4,109        2,852           -           -
  Impairment losses recognized ...................................           -       89,018           -           -
  Interest income.................................................        (539)        (130)        (16)         (2)
  Provision for bad debts.........................................           -           64           -           -
  Loss/(gain) on disposal of property, plant and equipment,
    and other assets..............................................           2       (1,377)          -           -
                                                                       -------     --------     -------      ------
OPERATING LOSS BEFORE CHANGES IN WORKING CAPITAL..................     (14,689)     (27,451)       (942)       (121)
  Decrease in trade receivables...................................       1,584        1,303       1,654         212
  (Increase)/decrease in amounts due from related companies.......      (1,040)          93         947         121
  Decrease/(increase) in deposits, prepayments and other
    receivables...................................................       2,053        1,164         (86)        (11)
  (Decrease)/increase in trade and other payables.................      (3,089)      13,559     (14,555)     (1,866)
  (Decrease)/increase in amounts due to related companies.........      (2,335)      14,408        (156)        (20)
                                                                       -------     --------     -------      ------
NET CASH (USED IN)/FROM OPERATING ACTIVITIES......................     (17,516)       3,076     (13,138)     (1,685)
                                                                       -------     --------     -------      ------

INVESTING ACTIVITIES

  Payment for the purchase of property, plant and equipment.......     (60,645)     (90,028)          -           -
  Payment for the purchase of other assets........................     (25,350)           -           -           -
  Proceeds from sale of property, plant and equipment,
    and other assets..............................................           -       12,359           -           -
  Interest received...............................................         520          130          16           2
  Decrease/(increase) in pledged bank deposits....................      17,283        9,139          (3)          -
                                                                       -------     --------     -------      ------
NET CASH (USED IN)/FROM INVESTING ACTIVITIES......................     (68,192)     (68,400)         13           2
                                                                       -------     --------     -------      ------

FINANCING ACTIVITIES
  Advances from shareholders......................................      43,000        8,908           -           -
  Proceeds from shares issued.....................................           -       65,492           -           -
                                                                       -------     --------     -------      ------
NET CASH FROM FINANCING ACTIVITIES................................      43,000       74,400           -           -
                                                                       -------     --------     -------      ------
Net cash and cash equivalents.....................................     (42,708)       9,076     (13,125)     (1,683)

CASH AND CASH EQUIVALENTS AT JANUARY 1,...........................      47,195        4,487      13,563       1,739
                                                                       -------     --------     -------      ------
CASH AND CASH EQUIVALENTS AT DECEMBER 31,.........................       4,487       13,563         438          56
                                                                       =======     ========     =======      ======

 Analysis of the balance of cash and cash equivalents
 Deposits with banks..............................................       2,145        9,352         393          50
 Cash at bank and in hand.........................................       2,342        4,211          45           6
                                                                       -------     --------     -------      ------

Cash and cash equivalents at December 31,.........................       4,487       13,563         438          56
                                                                       =======     ========     =======      ======

See accompanying notes to the financial statements.

                    APT SATELLITE TELECOMMUNICATIONS LIMITED

                          NOTES TO FINANCIAL STATEMENTS
                (Amounts stated in thousands, except share data)

1.    ORGANIZATION AND PRINCIPAL ACTIVITIES

      APT Satellite Telecommunications Limited (the "Company") is a private limited company incorporated in Hong Kong.

      The Company completed the reorganization on October 10, 2003, whereby its entire cable interests were sold to Singapore Telecommunications Limited, the immediate holding company of one of the Company's shareholders at HK$5,560; while the Fixed Carrier Licence and all its related business were sold to APT Telecom Services Limited, the fellow subsidiary of another shareholder of the Company at HK$6,800, respectively. A surrender of service and facilities leasing agreement between the Company and APT Satellite Company Limited, the holding company of one of the Company's shareholders, was executed on the same date in respect of a premises of 6,850 sq. ft. located at the Tai Po Industrial Estate for a total compensation of HK$13,500 by 5 equal instalments with the first payment date being February 1, 2005.

      The principal activities of the Company had been engaging in the provision of telecommunication services under the Fixed Carrier Licence. After the completion of the construction of the building on June 24, 2003 and the reorganization, the Company is engaged in property leasing and related facilities management services.

2.    BASIS OF PRESENTATION

      The financial statements have been prepared in accordance with all applicable Hong Kong Financial Reporting Standards (which includes all applicable Statements of Standard Accounting Practice and Interpretations) issued by the Hong Kong Institute of Certified Accountants (previously named the Hong Kong Society of Accountants), accounting principles generally accepted in Hong Kong ("HK GAAP") which differ in certain material respects from accounting principles generally accepted in the United States of America ("US GAAP"). The significant differences between HK GAAP and US GAAP are summarized in note 12.

      The measurement basis used in the preparation of the financial statements is historical cost modified by the revaluation of investment properties as explained in the accounting policies set out below.

      The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the year. Actual results could differ from those estimates.

      The financial statements of the Company are expressed in Hong Kong dollars ("HK$"). The translations of amounts from Hong Kong dollars into United States dollars for convenience of the reader have been made at the rate on December 31, 2004 of HK$7.80 = US$1.00. No representation is made that the Hong Kong dollar amounts could have been, or could be, converted into United States dollars at that rate or at any other certain rate on December 31, 2004, or any other certain date.

                    APT SATELLITE TELECOMMUNICATIONS LIMITED

                          NOTES TO FINANCIAL STATEMENTS
                (Amounts stated in thousands, except share data)

3.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      (a)   Recently issued accounting standards

            The Hong Kong Institute of Certified Public Accountants has issued a number of new and revised Hong Kong Financial Reporting Standards and Hong Kong Accounting Standards ("new HKFRSs") which are effective for accounting periods beginning on or after January 1, 2005.

            The Company has not early adopted these new HKFRSs in the financial statements for the year ended December 31, 2004. A summary of the impact of these new HKFRSs on the Company is set out at note 12 (e).

      (b)   Property, plant and equipment, and investment property

            (i) Fixed assets are carried in the balance sheets on the following bases:

                  - investment properties with an unexpired lease term of more than 20 years are stated in the balance sheet at their open market value which is assessed annually by external qualified valuers; and

                  - construction in progress is stated at specifically identified cost, including aggregate cost of development, materials and supplies, wages and other direct expenses, less impairment losses (see note 3(e)); and

                  - plant, machinery and other fixed assets, are stated in the balance sheet at cost less accumulated depreciation (see note 3(d)) and impairment losses (see note 3(e)).

            (ii) Changes arising on the revaluation of investment properties are generally dealt with in reserves. The only exceptions are as follows:

                  - when a deficit arises on revaluation, it will be charged to the statement of operations, if and to the extent that it exceeds the amount held in the reserve in respect of the portfolio of investment properties immediately prior to the revaluation; and

                  - when a surplus arises on revaluation, it will be credited to the statement of operations, if and to the extent that a deficit on revaluation in respect of the portfolio of investment properties had previously been charged to the statement of operations.

            (iii) Subsequent expenditure relating to a fixed asset that has already been recognized is added to the carrying amount of the asset when it is probable that future economic benefits, in excess of the originally assessed standard of performance of the existing asset, will flow to the enterprise. All other subsequent expenditure is recognized as an expense in the period in which it is incurred.

                    APT SATELLITE TELECOMMUNICATIONS LIMITED

                          NOTES TO FINANCIAL STATEMENTS
                (Amounts stated in thousands, except share data)

3.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

      (b)   Property, plant and equipment, and investment property (continued)

            (iv) Gains or losses arising from the retirement or disposal of a fixed asset are determined as the difference between the estimated net disposal proceeds and the carrying amount of the asset and are recognized in the statement of operations on the date of retirement or disposal. On disposal of an investment property, the related portion of surpluses or deficits previously taken to the investment properties revaluation reserve is also transferred to the statement of operations for the year.

      (c)   Jointly controlled assets

            The Company's share of jointly controlled assets, and its share of any liabilities incurred in relation to the jointly controlled assets are recognized in the balance sheets and classified according to the nature of the relevant item. Liabilities and expenses incurred directly in respect of interests in jointly controlled assets are accounted for on an accrual basis.

            Income from the sale or use of the Company's share of the output of the joint ventures, together with its share of any expenses incurred by the joint ventures, or in relation to its interests in the jointly controlled assets, are recognized when it is probable that economic benefits associated with the transactions will flow to or from the Company, as applicable.

      (d)   Amortization and depreciation

            (i) No depreciation is provided on investment properties with an unexpired lease term of over 20 years or on freehold land.

            (ii) No depreciation is provided on construction in progress until such time as the relevant assets are completed and ready for its intended use.

            (iii) Depreciation is calculated to write off the cost of property, plant and equipment, and other assets on a straight-line basis over their estimated useful lives as follows:

Leasehold improvements                                            4 to 5 years
Computer equipment                                                2 to 5 years
Furniture and fixtures                                            2 to 5 years
Telecommunication equipment                                       2 to 10 years
Motor vehicle                                                     2 to 5 years
Jointly controlled assets                                         19 to 25 years

                    APT SATELLITE TELECOMMUNICATIONS LIMITED

                          NOTES TO FINANCIAL STATEMENTS
                (Amounts stated in thousands, except share data)

3.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

      (e)   Impairment of assets

            Internal and external sources of information are reviewed at each balance sheet date to identify indications that the property, plant and equipment may be impaired or an impairment loss previously recognized no longer exists or may have decreased.

            If any such indication exists, the asset's recoverable amount is estimated. For intangible assets that are not yet available for use, or are amortized over more than 20 years from the date when the assets is available for use, the recoverable amount is estimated at each balance sheet date. An impairment loss is recognized in the statement of operations whenever the carrying amount of an asset exceeds its recoverable amount.

            (i)   Calculation of recoverable amount

                  The recoverable amount of an asset is the greater of its net selling price and value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of time value of money and the risks specific to the asset. Where an asset does not generate cash inflows largely independent of those from other assets, the recoverable amount is determined for the smallest group of assets that generates cash inflows independently (i.e. a cash-generating unit).

            (ii)  Reversals of impairment losses

                  In respect of assets other than goodwill, an impairment loss is reversed if there has been a favourable change in the estimates used to determine the recoverable amount.

                  A reversal of impairment losses is limited to the asset's carrying amount that would have been determined had no impairment loss been recognized in prior years. Reversals of impairment losses are credited to the statement of operations in the year in which the reversals are recognized.

      (f)   Cash and cash equivalents

            Cash and cash equivalents comprise cash at bank and on hand, demand deposits with banks, and short-term, highly liquid investments that are readily convertible into known amounts of cash and which are subject to an insignificant risk of changes in value, having been within three months of maturity at acquisition. None of the Company's cash and cash equivalents is restricted as to withdrawal.

      (g)   Employee benefits

            (i) Salaries, annual bonuses, paid annual leave and the cost to the Company of non-monetary benefits are accrued in the year in which the associated services are rendered by employees of the Company. Where payment or settlement is deferred and the effect would be material, these amounts are stated at their present values.

                    APT SATELLITE TELECOMMUNICATIONS LIMITED

                         NOTES TO FINANCIAL STATEMENTS
                (Amounts stated in thousands, except share data)

3.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

      (g)   Employee benefits (continued)

            (ii) Contributions to Mandatory Provident Funds, as required under the Hong Kong Mandatory Provident Fund Schemes Ordinance, are recognized as an expense in the statement of operations as incurred.

      (h)   Income tax

            (i) Income tax for the year comprises current tax and movements in deferred tax assets and liabilities. Current tax and movements in deferred tax assets and liabilities are recognized in the statements of operations except to the extent that they relate to items recognized directly in equity, in which case they are recognized in equity.

            (ii) Current tax is the expected tax payable on the taxable income for the year, using tax rates enacted or substantively enacted at the balance sheet date, and any adjustment to tax payable in respect of previous years.

            (iii) Deferred tax assets and liabilities arise from deductible and taxable temporary differences respectively, being the differences between the carrying amounts of assets and liabilities for financial reporting purposes and their tax bases. Deferred tax assets also arise from unused tax losses and unused tax credits.

                  Apart from certain limited exceptions, all deferred tax liabilities, and all deferred tax assets to the extent that it is probable that future taxable profits will be available against which the asset can be utilized, are recognized. Future taxable profits that may support the recognition of deferred tax assets arising from deductible temporary differences include those that will arise from the reversal of existing taxable temporary differences, provided those differences relate to the same taxation authority and the same taxable entity, and are expected to reverse either in the same period as the expected reversal of the deductible temporary difference or in periods into which a tax loss arising from the deferred tax asset can be carried back or forward. The same criteria are adopted when determining whether existing taxable temporary differences support the recognition of deferred tax assets arising from unused tax losses and credits, that is, those differences are taken into account if they relate to the same taxation authority and the same taxable entity, and are expected to reverse in a period, or periods, in which the tax loss or credit can be utilised.

                  The limited exceptions to recognition of deferred tax assets and liabilities are those temporary differences arising from the initial recognition of assets or liabilities that affect neither accounting nor taxable profit (provided they are not part of a business combination), and temporary differences relating to investments in subsidiaries to the extent that, in the case of taxable differences, the Company controls the timing of the reversal and it is probable that the differences will not reverse in the foreseeable future, or in the case of deductible differences, unless it is probable that they will reverse in the future.

                    APT SATELLITE TELECOMMUNICATIONS LIMITED

                          NOTES TO FINANCIAL STATEMENTS
                (Amounts stated in thousands, except share data)

3.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

      (h)   Income tax (continued)

            (iii) (continued)

                  The amount of deferred tax recognized is measured based on the expected manner of realization or settlement of the carrying amount of the assets and liabilities, using tax rates enacted or substantively enacted at the balance sheet date. Deferred tax assets and liabilities are not discounted.

                  The carrying amount of a deferred tax asset is reviewed at each balance sheet date and is reduced to the extent that it is no longer probable that sufficient taxable profit will be available to allow the related tax benefit to be utilized. Any such reduction is reversed to the extent that it becomes probable that sufficient taxable profit will be available.

            (iv) Current tax balances and deferred tax balances, and movements therein, are presented separately from each other and are not offset. Current tax assets are offset against current tax liabilities, and deferred tax assets against deferred tax liabilities if, and only if, the Company has the legally enforceable right to set off current tax assets against current tax liabilities and the following additional conditions are met:

                  - in the case of current tax assets and liabilities, the Company intends either to settle on a net basis, or to realize the asset and settle the liability simultaneously; or

                  - in the case of deferred tax assets and liabilities, if they relate to income taxes levied by the same taxation authority.

      (i)   Revenue recognition

            Provided it is probable that the economic benefits will flow to the Company and the revenue and costs, if applicable, can be measured reliably, revenue is recognized in the statement of operations as follows:

            (i)   Rental income from operating leases

                  Rental income receivable under operating leases is recognized in the statement of operations in equal instalments over the accounting periods covered by the lease term, except where an alternative basis is more representative of the pattern of benefits to be derived from the leased asset.

            (ii)  Service income

                  Service income in respect of provision of satellite-based telecommunications and related service is recognized when services are provided.

                    APT SATELLITE TELECOMMUNICATIONS LIMITED

                          NOTES TO FINANCIAL STATEMENTS
                (Amounts stated in thousands, except share data)

3.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

      (i)   Revenue recognition (continued)

            (iii) Interest income

                  Interest income from bank deposits is accrued on a time-apportioned basis by reference to the principal outstanding and the rate applicable.

      (j)   Translation of foreign currencies

            Foreign currency transactions during the year are translated into Hong Kong dollars at the exchange rates ruling at the transaction dates. Monetary assets and liabilities denominated in foreign currencies are translated into Hong Kong dollars at the exchange rates ruling at the balance sheet date.

      (k)   Related parties

            For the purposes of these financial statements, parties are considered to be related to the Company if the Company has the ability, directly or indirectly, to control the party or exercise significant influence over the party in making financial and operating decisions, or vice versa, or where the Company and the party are subject to common control or common significant influence. Related parties may be individuals or other entities.

      (l)   Use of estimates

            The preparation of financial statements in conformity with HK GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those assumptions.

4.    INVESTMENT PROPERTY

      The investment property was revalued at December 31, 2003 and 2004 at HK$154,000 and HK$150,000, respectively, by American Appraisal China Limited, an independent professional property valuer, on an open market value basis by reference to net rental income allowing for reversionary income potential. The revaluation surplus of HK$14,000 and deficit of HK$4,000 has been transferred to the investment property revaluation reserve for the years ended December 31, 2003 and 2004, respectively.

      The investment property is located on a medium-term leasehold land in Hong Kong.

                                                             Investment property
                                                             -------------------
                                                                     HK$
Cost or valuation:
At January 1, 2004..................................               154,000
Deficit on revaluation..............................                (4,000)
                                                                   -------

At December 31, 2004, at valuation (unaudited)......               150,000
                                                                   =======

                    APT SATELLITE TELECOMMUNICATIONS LIMITED

                          NOTES TO FINANCIAL STATEMENTS
                (Amounts stated in thousands, except share data)

5.    TRADE AND OTHER PAYABLES

                                                                2003      2004
                                                               ------  ---------
                                                                 HK$       HK$
                                                                      (unaudited)
Accrued costs for construction of investment property........  27,461    13,990
Trade and other payables.....................................   4,822     3,738
                                                               ------    ------
                                                               32,283    17,728
                                                               ======    ======

6.    CONTINGENCIES AND COMMITMENTS

      (a)   Capital commitments:

            At December 31, 2003 and 2004, the Company had contracted but not provided for capital commitments of HK$37,992 and HK$nil, respectively, mainly in respect of acquisition of property, plant and equipment.

      (b)   Leasing arrangements - operating lease:

            The Company as lessor

            At December 31, 2003 and 2004, the Company had contracted with a third party for future minimum lease payments under non-cancellable operating lease in respect of leasing of property which fall due within one year amounting to HK$nil and HK$1,638, and after one but within five years amounting to HK$nil and HK$137.

      (c) At December 31, 2003 and 2004, the Company had pledged bank deposits amounted to HK$1,426 and HK$1,429, respectively, with a bank to secure general banking facilities granted to the Company.

                    APT SATELLITE TELECOMMUNICATIONS LIMITED

                          NOTES TO FINANCIAL STATEMENTS
                (Amounts stated in thousands, except share data)

7. COMMON STOCK

                                                              Issued and
                                                  Number      fully paid
                                                 of shares   capital stock
                                                 ---------   -------------
                                                                  HK$
Ordinary shares of HK$1 each
  Balance at January 1, 2003 (unaudited)....        88,300        88,300
  New shares issued during the year.........        65,492        65,492
                                                 ---------     ---------
  Balance at December 31, 2003 and
     at December 31, 2004 (unaudited).......       153,792       153,792
                                                 =========     =========

      The Company's authorized share capital is 1,000,000 shares of HK$1 each. There were no changes in the Company's authorized share capital during either year.

      By an resolution of shareholders of the Company passed on June 30, 2003, the Company's issued share capital was increased to HK$153,792 by the allotment of an additional 65,492 ordinary shares of HK$1 each, ranking pari passu with the existing shares of the Company.

8.    INCOME TAXES IN THE STATEMENT OF INCOME

      No provision for Hong Kong Profits Tax has been made in the financial statements as the Company has no assessable profit for the years ended December 31, 2002, 2003 and 2004.

      In March 2003, the Hong Kong government announced an increase in Profits Tax rate applicable to the Company's operations in Hong Kong from 16% to 17.5%. This increase was taken into account in the preparation of the Company's 2003 financial statements. Accordingly, the provision for Hong Kong Profits Tax for 2003 was calculated at 17.5% of the estimated assessable profits for the year.

      Reconciliation between tax expense and accounting loss at the applicable tax rates:

                                                                    Years ended December 31,
                                                           ------------------------------------------
                                                              2002            2003           2004
                                                           ----------      ----------      ----------
                                                               HK$             HK$            HK$
                                                           (unaudited)                     (unaudited)
Loss before tax........................................       (18,261)       (117,878)           (926)
                                                           ==========      ==========      ==========

Notional tax on loss before tax, calculated at the
   rates applicable to losses in Hong Kong.............        (2,922)        (20,629)           (162)
Tax effect of non-deductible expenses..................             -          17,879               5
Tax effect of non-taxable revenue......................           (28)           (203)             (2)
Tax effect of unused tax losses not recognized.........         2,950           2,953             159
                                                           ----------      ----------      ----------

Actual tax expenses....................................             -               -               -
                                                           ==========      ==========      ==========

                    APT SATELLITE TELECOMMUNICATIONS LIMITED

                          NOTES TO FINANCIAL STATEMENTS
                (Amounts stated in thousands, except share data)

9.    INCOME TAXES IN THE BALANCE SHEET

(a)   DEFERRED TAX ASSETS AND LIABILITIES RECOGNIZED:

      The components of deferred tax (assets)/liabilities recognized in the balance sheet and the movements during the years ended December 31, 2003 and 2004 are as follows:

                                                        Depreciation
                                                         allowances
                                                         in excess
                                                         of related
                                                        depreciation       Losses          Total
                                                        ------------       ------          -----
                                                            HK$              HK$            HK$
Deferred tax arising from:
At 1 January, 2003 (unaudited).....................         980              (980)             -
Charged/(credited) to statement of operations......        (980)              980              -
                                                           ----              ----             --

At 31 December, 2003...............................           -                 -              -
                                                           ====              ====             ==

At 1 January, 2004.................................           -                 -              -
Charged/(credited) to statement of operations......           -                 -              -
                                                           ----              ----             --

At 31 December, 2004 (unaudited)...................           -                 -              -
                                                           ====              ====             ==

(b)   DEFERRED TAX ASSETS NOT RECOGNIZED:

      The Company has not recognized deferred tax assets in respect of tax losses of HK$48,884 and HK$57,734 and other deductible temporary differences of HK$6,937 and HK$2,135 as the realization of the assets was considered not probable as at December 31, 2003 and 2004, respectively. The tax losses do not expire under current tax legislation.

                    APT SATELLITE TELECOMMUNICATIONS LIMITED

                          NOTES TO FINANCIAL STATEMENTS
                (Amounts stated in thousands, except share data)

10.   RELATED PARTY TRANSACTIONS

      During the years ended December 31, 2002, 2003 and 2004, the Company entered into the following transactions with related parties: Years ended December 31,

                                                                  Years ended December 31,
                                                             -----------------------------------
                                                     Note       2002        2003        2004
                                                  ---------  ----------  ----------  -----------
                                                                 HK$         HK$         HK$
                                                             (unaudited)             (unaudited)
Expenses in connection with the provision
    of satellite transponder capacity and other
    telecommunication network facilities paid
    and payable to group companies of the
    Company's shareholders                           (i)       22,784      11,202          -

Income from provision of satellite transponder
    capacity and other telecommunication
    network facilities received and receivable
    from the group companies of one of the
    Company's shareholders                           (i)       24,311       6,641          -

Management services fee paid and payable
    to the immediate holding companies of
    the Company's shareholders                      (ii)        3,810       2,243        480

Purchase of right of use for a submarine
    cable from a fellow subsidiary of one
    of the Company's shareholders                   (iii)      25,350           -          -

Operating and maintenance charges paid and
    payable to a fellow subsidiary of one of the
    Company's shareholders                          (iv)          671       1,584          -

Compensation payable to the immediate
    holding company of one of the Company's
    shareholder for early termination of
     services and facilities lease                   (v)            -      13,500          -

Sale of plant and equipment, and other assets to
    the immediate holding company of one of
    the Company's shareholders                      (vi)            -       5,560          -

Sale of other assets to the fellow subsidiary of
     another shareholder of the Company             (vi)            -       6,800          -

                    APT SATELLITE TELECOMMUNICATIONS LIMITED

                          NOTES TO FINANCIAL STATEMENTS
                (Amounts stated in thousands, except share data)

10.   RELATED PARTY TRANSACTIONS (CONTINUED)

      Notes:

      (i) The terms and conditions of these lease agreements were determined with reference to comparable market price.

      (ii) Management services fee paid and payable arose from a reimbursement of cost of service provided by the immediate holding companies of the Company's shareholders under the management services agreement.

      (iii) The submarine cable was purchased at a mutually agreed price.

      (iv) Operating and maintenance charges were paid based on mutually agreed terms.

      (v) As a result of the reorganization of the Company, the Company early terminated the services and facilities lease agreement and the immediate holding company of a Company's shareholder received a compensation for the early termination of the agreement.

      (vi) As a result of the reorganization of the Company, plant and equipment, and other assets are sold to the immediate holding company of one of the Company's shareholders and the fellow subsidiary of another shareholder of the Company. The directors consider that the proceeds from sales of plant and equipment, and other assets are arrived after arm's length negotiation with reference to the valuation conducted by an independent valuation company.

                    APT SATELLITE TELECOMMUNICATIONS LIMITED

                          NOTES TO FINANCIAL STATEMENTS
                (Amounts stated in thousands, except share data)

11.   SUPPLEMENTAL INFORMATION

      (a)   Other operating revenues

            Other operating revenues include the following:

                                                 Years ended December 31,
                                             -------------------------------
                                                2002       2003     2004
                                             -----------  -----  -----------
                                                 HK$        HK$      HK$
                                             (unaudited)         (unaudited)
Exchange gain..............................      214          6      -
Gain on disposal of property, plant and
    equipment and other assets.............        -      1,377      -

      (b)   Staff costs

                                                 Years ended December 31,
                                             -------------------------------
                                                2002       2003     2004
                                             -----------  -----  -----------
                                                 HK$        HK$      HK$
                                             (unaudited)         (unaudited)
Contributions to/(refund from) defined
    contribution plan......................       285      (117)      -
Salaries, wages and other benefits.........     6,193     4,412       -
                                                -----     -----      --

                                                6,478     4,295       -
                                                -----     -----      --

      (c)   Loss before income taxes

                                                  Years ended December 31,
                                             --------------------------------
                                                2002       2003      2004
                                             -----------  -----   -----------
                                                 HK$        HK$       HK$
                                             (unaudited)          (unaudited)
Loss before income taxes has been arrived
     at after charging:

Amortization on other assets (included in
     administrative expenses)..............     1,550        772       -
Provision for bad debts....................         -         64       -
Compensation for early termination of
    services and facilities lease (included
    in administrative expenses)............         -     13,500       -
Depreciation...............................     2,559      2,080       -
Loss on disposal of property, plant and
     equipment.............................         2          -       -

                    APT SATELLITE TELECOMMUNICATIONS LIMITED

                          NOTES TO FINANCIAL STATEMENTS
                (Amounts stated in thousands, except share data)

12. SUMMARY OF SIGNIFICANT DIFFERENCES BETWEEN HONG KONG AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES ("US GAAP") AND ADDITIONAL DISCLOSURES REQUIRED UNDER US GAAP

      (a)   Summary of Significant Differences Between HK GAAP and US GAAP

            The Company's accounting policies conform with generally accepted accounting principles in Hong Kong ("HK GAAP") which differ in certain significant respects from those applicable generally accepted accounting principles in the United States of America ("US GAAP")

            The significant differences relate principally to the following items and the adjustments considered necessary to present the net loss and shareholders' equity in accordance with US GAAP are set out below.

            (i)   Investment properties revaluation and depreciation

                  Under HK GAAP, investment properties are stated at appraised values and are not depreciated. Changes in the value of investment properties are dealt with as movements in the investment properties revaluation reserve in the shareholders' equity. If the total of this reserve is insufficient to cover a deficit, on a portfolio basis, the excess of the deficit is charged to the statement of operations. Under US GAAP, investment properties are stated at cost and depreciated over the lease terms. Accordingly, the investment properties of the Company, which are stated at open market value, have been restated at historical cost less accumulated depreciation.

                  Depreciation in respect of investment properties has been based on the historical cost of the property held by the Company and the useful life of such property at 44 years. The gross historical cost of property held by the Company subject to depreciation under US GAAP which were not depreciated under HK GAAP at December 31, 2003 and 2004 amounted to HK$140,000 and HK$140,000, respectively.

                  In the US GAAP reconciliation of net loss for the year ended December 31, 2004, the adjustments represent the depreciation in respect of the property held by the Company amounting HK$3,182 (2003: HK$1,591; 2002: HK$nil). In the US GAAP
                  reconciliation of shareholders' equity at December 31, 2004, the adjustments represent the reversal of revaluation gain in respect of the investment property of the Company of HK$10,000 (2003: HK$14,000) and the additional accumulated depreciation charged on the Company's property under US GAAP amounting HK$4,773 (2003: HK$1,591).

                    APT SATELLITE TELECOMMUNICATIONS LIMITED

                          NOTES TO FINANCIAL STATEMENTS
                (Amounts stated in thousands, except share data)

12. SUMMARY OF SIGNIFICANT DIFFERENCES BETWEEN HONG KONG AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES ("US GAAP") AND ADDITIONAL DISCLOSURES REQUIRED UNDER US GAAP (CONTINUED)

      (b)   Net loss

            The effect on net loss of differences between HK GAAP and US GAAP is as follows:

                                                      Years ended December 31,
                                          ------------------------------------------------
                                              2002              2003              2004
                                          ------------      ------------      ------------
                                               HK$               HK$               HK$
                                           (unaudited)                         (unaudited)
Net loss as reported under HK GAAP.....        (18,261)         (117,878)             (926)
Adjustment:

Depreciation of investment property....              -            (1,591)           (3,182)
                                               -------          --------            ------

Net loss as reported under US GAAP.....        (18,261)         (119,469)           (4,108)
                                               =======          ========            ======

      (c)   Shareholders' Equity

            The effect on shareholders' equity of differences between HK GAAP and US GAAP is as follows:

                                                     December 31,
                                               ---------------------------
                                                  2003            2004
                                               ---------      ------------
                                                  HK$              HK$
                                                               (unaudited)
Shareholders' equity as reported under
  HK GAAP...................................      22,591            17,665
Adjustments:

  Accumulated depreciation on investment
      property..............................      (1,591)           (4,773)
  Revaluation reserve.......................     (14,000)          (10,000)
                                                 -------           -------

Shareholders' equity as reported under
  US GAAP...................................       7,000             2,892
                                                  ======           =======

                    APT SATELLITE TELECOMMUNICATIONS LIMITED

                          NOTES TO FINANCIAL STATEMENTS
                (Amounts stated in thousands, except share data)

12. SUMMARY OF SIGNIFICANT DIFFERENCES BETWEEN HONG KONG AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES ("US GAAP") AND ADDITIONAL DISCLOSURES REQUIRED UNDER US GAAP (CONTINUED)

      (c)   Shareholders' Equity (continued)

            The changes in shareholders' equity in accordance with US GAAP is as follows:

                                                 Capital     Accumulated
                                                  stock        losses
                                                 --------    -----------
                                                   HK$           HK$
Balance at December 31, 2001 (unaudited)....       88,300       (9,062)
Net loss for the year (unaudited)...........            -      (18,261)
                                                 --------     --------

Balance at December 31, 2002 (unaudited)....       88,300      (27,323)
New shares issued during the year...........       65,492            -
Net loss for the year.......................            -     (119,469)
                                                 --------     --------

Balance at December 31, 2003................      153,792     (146,792)
Net loss for the year (unaudited)...........            -       (4,108)
                                                 --------     --------

Balance at December 31, 2004 (unaudited)....      153,792     (150,900)
                                                 ========     ========

      (d)   Statements of operations and balance sheets under US GAAP

            The impairment loss on property, plant and equipment, and other assets is presented as part of costs and expenses under US GAAP.

            The statements of operations under US GAAP is as follows:

                                             Years ended December 31,
                                --------------------------------------------------
                                  2002          2003          2004         2004
                                --------      --------      --------      --------
                                   HK$           HK$           HK$          US$
                               (unaudited)                 (unaudited)  (unaudited)
Total revenues..............      43,562        24,187         1,508           193
Total costs and expenses....      62,590       145,520         5,635           722
                                  ------       -------         -----          ----

Loss from operations........     (19,028)     (121,333)       (4,127)         (529)
Other income
  Interest income...........         539           130            16             2
  Others-net................         228         1,734             3             -
                                  ------      --------         -----          ----

Net loss....................     (18,261)     (119,469)       (4,108)         (527)
                                 =======      ========        ======          ====

            Under US GAAP, the Company's total assets were HK$157,636 and HK$138,817 at December 31, 2003 and 2004, respectively, and total liabilities were HK$150,636 and HK$135,925 at December 31, 2003 and 2004, respectively.

                    APT SATELLITE TELECOMMUNICATIONS LIMITED

                          NOTES TO FINANCIAL STATEMENTS
                (Amounts stated in thousands, except share data)

12. SUMMARY OF SIGNIFICANT DIFFERENCES BETWEEN HONG KONG AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES ("US GAAP") AND ADDITIONAL DISCLOSURES REQUIRED UNDER US GAAP (CONTINUED)

      (e)   Recent HK accounting pronouncement

            In December 2004, the HKICPA issued HKAS 40, "Investment Property" and superseded the SSAP No. 13, "Accounting for Investment Properties (revised in 2000)". The adoption of HKAS 40 has resulted in a change in accounting policy for the Company's investment property. Changes in valuation of the investment property were previously dealt with in an investment property revaluation reserve. Following the adoption of HKAS 40, all changes in valuation of the investment property would be recognized in the statements of operations. The Company must adopt HKAS 40 by January 1, 2005 as it is effective for annual periods beginning on or after January 1, 2005, however, early adoption is permitted. On adoption, the HKAS 40 required the effect of applying this standard as an adjustment to the opening balance of retained earnings of the Company. Pursuant to HKAS 40, if the Company early adopts this standard, the Company is required to transfer investment property revaluation reserve of HK$14,000 to the retained earnings as at January 1, 2004. The revaluation deficit of HK$4,000 for the year ended December 31, 2004 should be recognized in the statements of operations.

            In December 2004, the FASB issued SFAS No. 153, "Exchanges of Nonmonetary Assets", which eliminates an exception in Accounting Principles Board Opinion No. 29, "Accounting for Nonmonetary Transactions", for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchange of nonmonetary assets that do not have commercial substance. This Statement will be effective for the Company for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The Company does not believe that the adoption of SFAS No. 153 will have a significant effect on its financial statements.

            In March 2005, the FASB issued an Interpretation No. 47, "Accounting for Conditional Asset Retirement Obligations". This Interpretation clarifies the term conditional asset retirement obligation as used in SFAS No. 143, "Accounting for Asset Retirement Obligations" and when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. This Interpretation will be effective no later than the end of fiscal years ending after December 15, 2005. The Company does not believe that the adoption of the Interpretation No. 47 will be a significant effect on its financial statements.